Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-127119 on Form S-8 of our reports dated March 15, 2010, relating to the financial statements and financial statement schedules of CKX, Inc. and subsidiaries, and the effectiveness of CKX, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of CKX Inc. for the year ended December 31, 2009.

/s/  Deloitte & Touche LLP

New York, New York
March 15, 2010